SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



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         14a-6 (e)(2))

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                   IMMUCOR, INC. (Commission File No. 0-14820)
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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

                                 [IMMUCOR LOGO]









                                             October 30, 2001






Dear Fellow Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Immucor, Inc. scheduled to be held on Friday, November 30, 2001. The meeting will be held at the Holiday Inn Select - Peachtree Corners, 6050 Peachtree Industrial Boulevard, Norcross, Georgia at 10:00 am, local time. Your Board of Directors and Management look forward to greeting personally those shareholders able to be present.


                            PROXY CONTEST THREATENED

     This year's annual meeting is of particular importance to all Immucor shareholders because of the Kairos Group's threat to commence a hostile proxy contest. As we previously warned you, the Kairos Group is expected to seek your support to elect three of its own nominees (only one of whom has any experience as a director of a publicly traded corporation according to Kairos' own proxy materials) in place of three directors nominated by your Board whom we believe to be more experienced and better qualified, based on their relevant industry experience and years of service to the Company, as detailed in our proxy statement.



     Previously, you should have received Immucor's Notice of Meeting and Proxy Statement and Annual Report, and enclosed with this letter is a WHITE proxy card. (You may obtain a duplicate or replacement copy of any of these materials by calling our proxy solicitor, D.F. King & Co., toll-free 1-800-848-3402.) You are urged to pay close attention to these materials that detail your current board nominees and their vast experience in the industry. We urge you to ignore any blue proxy card sent to you by the Kairos Group. Instead, support your Board of Directors - directors dedicated to enhancing value for all Immucor shareholders - by signing, dating and mailing promptly your WHITE proxy.



                  TURNAROUND ACHIEVED - RECORD RESULTS EXPECTED





     For much of fiscal 2001, Immucor's operating performance was below our expectations. The ABS2000 safety alert and the lingering effects of old pricing for our products negatively affected our results. But we didn't sit still.



     Your Management, with the guidance and supervision of your Board of Directors, recognized the need for change, and conceived and enacted a strategic plan to turnaround your Company's performance and, most importantly, to maximize shareholder value. Immucor's strategic plan is working - delivering strong earnings growth which we believe is being recognized in the market based on the recent increase in the market price of Immucor's stock.



     We are pleased to report that Immucor's turnaround program has resulted in strong earnings for the most recent quarter ended August 31, 2001 and we expect that the current fiscal year will produce record revenues and earnings for your Company. For the first fiscal quarter ended August 31, 2001, revenues were $18.6 million, an 8.6% increase compared to the same quarter in the prior year, and earnings totaled $0.17 per share (including a one-time benefit of $0.11 from the settlement of a claim against Becton Dickinson) signaling your Company's return to bottom-line profitability after five difficult quarters.



     Now, we are building momentum and we believe your Company's future is brighter. For the current fiscal year ending May 31, 2002, Immucor expects that the continued successful implementation of its four-point strategic plan will result in record revenues of approximately $78 million and record earnings of approximately $0.60 per share. We base our belief on the recurring nature of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the end of the fiscal year. We expect the current fiscal year to be the most profitable in our history, and our work to improve your Company is not yet complete.



     Finally, we are meeting our commitment to all Immucor shareholders to increase the value of their investment. The achievement of these results and expectations for continued strong performance are reflected in the over 150% increase in Immucor's share price since the beginning of this year. We urge you to support your Board of Directors by signing, dating and mailing your WHITE proxy. Your vote is important, please act today.



                            IMMUCOR'S STRATEGIC PLAN

     Immucor's improved financial performance and brighter expectations for the future are a direct result of the strategic plan conceived by your Management and Board of Directors. Successful implementation of our plan is the cornerstone of our turnaround. Immucor's strategic plan is a four-point program outlined below. Consider its benefits for yourself.



1. MAJOR PRICE INCREASES - Immucor has implemented a broad program of reagent price increases which properly recognize the high costs which the Company and its competitors incur in addressing this specialized marketplace. These adjustments have been accepted by our customers and will continue to be phased in as customer contracts are renewed. These price increases are increasing Immucor's revenues and dramatically increasing bottom line profitability.



2. SUBSTANTIAL CUSTOMER CONTRACTS - Immucor has succeeded in entering into new and renewed contracts with major purchasing organizations reflecting these substantial price increases. These agreements with such important organizations as HealthTrust, Novation, Premiere and Broadlane, are adding substantially to Immucor's revenues and profitability and bode well for your Company's future.



3. SIGNIFICANT COST REDUCTIONS - In light of overall economic and market conditions, management has implemented an aggressive cost reduction program, and has succeeded in eliminating over $3 million in annual selling, general and administrative expenses while maintaining the Company's ability to serve its customers. Effective execution of Immucor's cost reduction program is substantially enhancing your Company's profitability.



4. RESOLUTION OF INSTRUMENTATION ISSUES - Immucor successfully dedicated resources to address performance issues related to the ABS2000 instrument. These efforts have resulted in the FDA's recent decision to remove the safety alert from the ABS2000, which stands once again as the only
     FDA-cleared, fully-automated instrument for the transfusion diagnostics marketplace.



     We believe that the steps we have taken and continue to take will positively impact Immucor's future and provide additional value to all Immucor shareholders. Please support our program - a program delivering tangible, positive results - by signing, dating and mailing today your WHITE proxy.





                          WHAT IS THE KAIROS PROGRAM?





     In its September 21, 2001 letter to shareholders, the Kairos Group has attempted to adopt Immucor management's four-point turnaround program as their own proposed program. We are confident that having already successfully implemented this program, your current directors and management team are far better positioned to build on this momentum than the Kairos nominees would be.




     As we told you, according to Kairos Group's proxy material as filed with the Securities and Exchange Commission, only one of the Kairos nominees, John F. McGuire, III, has any experience as a director of a publicly traded company, and during his recent four year tenure as CEO of HemaSure Inc. the company's share price decreased by over 90%. Furthermore, in June 2001 Mr. McGuire became President and Managing Director of Whatman BioScience, one of three operating divisions of publicly traded Whatman plc, which has since experienced an over 50% decrease in its share price. Is this the type of performance which Immucor's shareholders seek?



     We strongly urge you to reject the Kairos Group's "me too" program and its potential disruption of Immucor's program to achieve its primary objective of building shareholder value. Immucor's Board of Directors is dedicated to one stated objective - building value for all Immucor shareholders. We urge you not to let the dissidents jeopardize our successful turnaround.


                             YOUR VOTE IS IMPORTANT

     Please sign, date and mail your enclosed WHITE proxy at your earliest convenience. Please act today to ensure that your proxy is received in time to be counted. Remember, mailing in your proxy will not prevent you from voting at the annual meeting if you plan to attend.

     On behalf of everyone at Immucor, we thank you for your continued interest and support. On behalf of your Board of Directors, we renew our commitment to act in the best interests of our Company and you, our shareholders.

                                           Sincerely yours,



         Ralph A. Eatz      Edward L. Gallup      Gioacchino De Chirico
   =========================================================================





       Didier L. Lanson    Daniel T. McKeithan    Joseph E. Rosen
   =========================================================================






                                  - IMPORTANT -

     Your vote is important, regardless of the number of shares you own. Please take a moment to sign, date and promptly mail your WHITE proxy in the postage-paid envelope provided. Remember, do not return any proxy card sent to you by the Kairos Group, not even as a vote of protest.



     If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. You should mail your proxy at once in the envelope provided by your broker. Please do so for each account that you maintain. If you have any questions or need further assistance in voting, please call:


                             D. F. KING & CO., INC.
                                 77 Water Street
                            New York, New York 10005
                            (212) 269-5550 (Collect)
                          Call Toll-Free 1-800-848-3402

===============================================================================



     It is not certain that the Company will achieve the revenues and earnings predicted in this letter. Immucor's ability to achieve such revenues and earnings could be adversely affected by a variety of factors, including significant price decreases by our competitors, the strengthening of the dollar versus the Euro, and the inability of the Company to maintain an adequate level of working capital. In addition, continued weakness in the economy and other factors could cause customers to defer capital spending, which would adversely impact instrument sales. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Form 10-K and Quarterly Reports on Form 10-Q.